FOR IMMEDIATE RELEASE	For More Information Contact:
July 17, 2008	Cynthia Jamison, (864) 984-8395
cjamison@palmettobank.com

PALMETTO BANCSHARES, INC. ANNOUNCES

STRONG EARNINGS IN SECOND QUARTER

UPSTATE, SC - Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc., parent company for The Palmetto Bank, today announced that net income for the second quarter of 2008 was $4.329 million, a 6.5% increase over $4.065 million reported the same period in 2007. Net income per diluted share was $.66, a 4.8% increase over $.63 per share reported in the second quarter of 2007.

For the six months ended June 30, 2008, reported net income was $8.0 million compared to $7.8 million reported the same period of 2007, an increase of 2%.  Diluted earnings per share were $1.22, as compared with $1.21 per share when comparing the same periods.

Total assets at June 30, 2008 grew 13.8% to $1.3 billion, an increase of $162.5 million over the same period in 2007.  At June 30, 2008, loans increased $130.5 million to $1.1 billion, while deposits also rose to $1.1 billion, an increase of $57.0 million from June 30, 2007.

In commenting on these results, Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc. stated, "Our consistent strong performance during the past quarter and past six months is a reflection of the hard work and dedication of our employees.  The Palmetto Bank’s commitment to safe and sound bank practices for 101 years has been the key factor in our ability to meet the challenges in today’s economy and banking industry."

About The Palmetto Bank

Celebrating more than 100 years of service in the Upstate, The Palmetto Bank manages $2.2 billion in assets including Commercial Banking, Trust, Brokerage and Mortgage Servicing.  The Palmetto Bank is the fifth largest independent state-chartered commercial bank in South Carolina with 29 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens, Spartanburg and York.